Exhibit 3.1

SL GREEN REALTY CORP.

ARTICLES SUPPLEMENTARY

REDESIGNATION AND RECLASSIFICATION OF ALL 4,600,000 SHARES OF 8.0%

SERIES A CONVERTIBLE CUMULATIVE PREFERRED STOCK, ALL 1,300,000 SHARES OF SERIES B JUNIOR PARTICIPATING PREFERRED STOCK AND ALL 4,000,000 SHARES OF 7.875% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK AS PREFERRED STOCK

SL GREEN REALTY CORP., a Maryland corporation (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Article V of the Charter of the Corporation and pursuant to Section 2-105 of the Maryland General Corporation Law, the Board, or a duly authorized committee thereof, (i) adopted resolutions dated May 11, 1998 and caused to be filed with the Department on May 14, 1998 Articles Supplementary (the “Series A Articles Supplementary”) classifying and designating 4,600,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of the Corporation as shares of 8.0% Series A Convertible Cumulative Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), (ii) adopted resolutions dated September 14, 2009 and caused to be filed with the Department on September 16, 2009 Articles Supplementary (the “Series B Articles Supplementary”) classifying and designating 1,300,000 shares of Preferred Stock of the Corporation as shares of Series B Junior Participating Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), which 1,300,000 shares of Series B Preferred Stock constitute all of the shares of Preferred Stock in the aggregate that have been classified and designated by the Board as Series B Preferred Stock, including any and all shares of Preferred Stock previously classified and designated by the Board as Series B Preferred Stock prior to September 14, 2009, and (iii) adopted resolutions dated April 7, 2004 (the “April 7, 2004 Resolutions”) and April 28, 2004 and caused to be filed with the Department on May 20, 2004 Articles Supplementary (the “May 2004 Series D Articles Supplementary”) classifying and designating 2,760,000 shares of Preferred Stock of the Corporation as shares of 7.875% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series D Preferred Stock”), and adopted resolutions dated July 9, 2004 (the “July 9, 2004 Resolutions”) and, pursuant to the April 7, 2004 Resolutions and the July 9, 2004 Resolutions, caused to be filed with the Department on July 13, 2004 Articles Supplementary (the “July 2004 Series D Articles Supplementary” and together with the May 2004 Series D Articles Supplementary, the “Series D Articles Supplementary”) in order to increase the authorized number of shares of Series D Preferred Stock from 2,760,000 to 4,000,000.

SECOND:  No shares of Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock are issued or outstanding.

THIRD:  Pursuant to the authority expressly vested in the Board as aforesaid, the Board adopted resolutions dated August 5, 2012 (the “August 2012 Resolutions”) reclassifying, or ratifying and confirming the prior reclassification of, as applicable, the 4,600,000 shares of Series A Preferred Stock (the “Series A Shares”) previously classified pursuant to the Series A Articles Supplementary, the 1,300,000 shares of Series B Preferred Stock (the “Series B Shares”) previously classified pursuant to the Series B Articles Supplementary, and the 4,000,000 shares of Series D Preferred Stock (the “Series D Shares”) previously classified pursuant to the Series D Articles Supplementary to be and become, in each case, shares of Preferred Stock of the Corporation as otherwise authorized for issuance under the Charter of the Corporation, without further designation nor any preferences or relative, participating, optional, conversion or other rights appertaining thereto, or voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption, other than those, if any, applicable to shares of Preferred Stock of the Corporation generally, such that the same, as shares of Preferred Stock otherwise authorized for issuance under the Charter, shall be available for future reclassification and available for issuance upon proper authorization by the Board from time to time.

FOURTH:  The Series A Shares, the Series B Shares and the Series D Shares have been redesignated and reclassified by the Board, as contemplated by the August 2012 Resolutions, under the authority contained in the Charter.

FIFTH:  These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH:  These Articles Supplementary shall be effective at the time the Department accepts them for record.

SEVENTH:  The undersigned Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 9th day of August, 2012.

SL GREEN REALTY CORP.

		By:	/s/ Marc Holliday
		Name:	Marc Holliday
		Title:	Chief Executive Officer

ATTEST:

/s/ Andrew S. Levine
Name:	Andrew S. Levine
Title:	Secretary